Rio de Janeiro, November 3, 2017.

B3 – Brasil, Bolsa, Balcão

Superintendence of Company Monitoring (Superintendência de Acompanhamento de Empresas)

With copy:        Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM)

Fernando Soares Vieira – Superintendence of Corporate Relations (Superintendência de Relações com Empresas)

Francisco José Bastos Santos – Superintendence of Market and Agent Relations (Superintendência de Relações com o Mercado e Intermediários)

Re.: Official Letter B3 1698/2017-SAE

Dear Sirs,

Oi S.A. – In Judicial Reorganization (the “Company” or “Oi”), in response to Official Letter B3 1698/2017-SAE, of November 1, 2017, from the São Paulo Stock Exchange, B3 – Bolsa, Brasil, Balcão (“B3”), transcribed below (the “Official Letter”), hereby submits the requested clarifications.

“In view of the latest fluctuations observed with the shares issued by this company, the number of trades and the volume traded, as detailed below, we hereby request to be informed by November 3, 2017, about the existence of any fact known by you which may justify them.

Common Shares (ON)
Prices (in R$ per share)
Date	Opening	Minimum	Maximum	Average	Closing	Fluctuations %	No. trades	Amount	Volume
10/19/2017	5.95	5.42	6.00	5.75	5.50	-8.03	2,445	2,701,300	15,523,182.00
10/20/2017	5.51	5.30	5.70	5.45	5.37	-2.36	2,383	1,293,100	7,048,605.00
10/23/2017	5.34	5.06	5.35	5.19	5.07	-5.59	1,614	1,125,600	5,842,593.00
10/24/2017	5.11	4.82	5.12	4.93	4.87	-9.31	1,306	1,029,800	5,079,434.00
10/25/2017	4.86	4.77	5.02	4.88	4.84	-0.62	1,734	1,104,700	5,388,471.00
10/26/2017	4.89	4.67	4.96	4.80	4.67	-3.51	1,237	834,300	4,004,037.00
10/27/2017	4.73	4.69	4.95	4.79	4.88	4.50	614	449,400	2,154,409.00
10/30/2017	4.90	4.70	5.06	4.87	4.72	-3.28	597	593,400	2,889,915.00
10/31/2017	4.79	4.56	4.79	4.64	4.68	-0.85	709	520,200	2,411,690.00
11/01/2017*	4.76	4.63	5.43	5.12	5.31	13.46	2,530	1,730,900	8,874,714.00

Rua Humberto de Campos, 425 – 8º floor

Rio de Janeiro - CEP 22430-190

State of Rio de Janeiro                                                                                                                                   www.oi.com.br

Preferred Shares (PN)
Prices (in R$ per share)
Date	Opening	Minimum	Maximum	Average	Closing	Fluctuations %	No. trades	Amount	Volume
10/19/2017	4.74	4.33	4.85	4.52	4.35	-8.81	5,034	6,861,700	31,040,415.00
10/20/2017	4.35	4.21	4.44	4.33	4.24	-2.53	4,083	5,914,400	25,598,852.00
10/23/2017	4.08	3.91	4.18	4.01	3.93	-7.31	6,526	8,378,700	33,573,711.00
10/25/2017	3.95	3.85	4.13	3.99	3.99	2.84	3,447	5,171,000	20,625,128.00
10/26/2017	4.05	3.83	4.09	3.96	3.89	-2.51	2,778	3,921,300	15,519,991.00
10/27/2017	3.92	3.83	3.97	3.90	3.96	1.80	1,689	2,447,600	9,552,730.00
10/30/2017	3.99	3.74	4.08	3.93	3.82	-3.54	2,761	3,859,300	15,182,735.00
10/31/2017	3.87	3.75	3.87	3.80	3.82	0.00	1,700	2,002,900	7,614,029.00
11/01/2017*	3.94	3.89	4.62	4.24	4.50	17.80	8,992	13,460,200	57,092,091.00

* Updated as of 3:40 p.m.”

Regarding the above, the Company clarifies that, to its understanding, there are no relevant facts or acts that might justify possible atypical fluctuations in the number of trades and quantity traded of the Company’s shares beyond those already disclosed by the Company, such as the designation, by the 7th Corporate Court of the Judicial District of the Capital of the State of Rio de Janeiro, of November 10, 2017 as the date for the first call of the General Meeting of Creditors (“AGC” or Assembleia Geral de Credores), as well as the interactions and discussions held between the Company and certain creditors with respect to the Company’s capital structure and possible restructuring alternatives and to the contribution of resources to increase the Company’s capital. In this respect, whenever necessary, the Company has been disclosing the material related to those meetings so that the information discussed and debated in such meetings can be accessed by all investors in general.

These are the clarifications we have in connection with the Official Letter, and we remain at your disposal for any further clarification.

Sincerely,

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer, Investor Relations Officer and Officer

Oi S.A. – In Judicial Reorganization

Rua Humberto de Campos, 425 – 8º floor

Rio de Janeiro - CEP 22430-190

State of Rio de Janeiro                                                                                                                                   www.oi.com.br